As filed with the Securities and Exchange Commission on May 25, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XYRATEX LTD

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

Langstone Road

Havant PO91SA

United Kingdom
(Address of Principal Executive Offices including Zip Code)

XYRATEX LTD 2005 EMPLOYMENT INCENTIVE PLAN
(Full Title of the Plan)

Chris Sharman Xyratex International, Inc. 2031 Concourse Drive San Jose, CA 95131 (408) 894-0800	Please send copies of all communications to: Alexander F. Cohen Latham & Watkins 99 Bishopsgate London EC2M 3XF, United Kingdom (011) 44 20 7710 1000

(Name and Address and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.01, issuable pursuant to the Xyratex Ltd 2005 Employment Incentive Plan	1,000,000	$16.40	16,400,000	1,930.28

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(1)   The number of Common Shares being registered represents the estimated maximum aggregate number issuable to employees pursuant to the Xyratex Ltd 2005 Employment Incentive Plan (the “Plan”).

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) for the shares available for future grant under the Plan, based on the average of the high and low sales prices of the Registrant’s Common Shares as reported on the NASDAQ on May 23, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 under the Securities Act, as amended (the “Securities Act”), and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)        Registrant’s Form 20-F filed with the Commission on February 28, 2005 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)        Registrant’s Special Reports filed with the Commission on Form 6-K on January 5, 2005, March 4, 2005, March 23, 2005 and April 15, 2005; and

(c)        The description of the Registrant’s share capital contained in the Registrant’s registration statement on Form 8-A filed with the Commission under Section 12(g) of the Exchange Act on June 15, 2004, including any amendment report filed for the purpose of updating such a description.

In addition, all documents filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s bye-laws contain a provision by virtue of which the Registrant’s shareholders waive any claim or right of action they may have, both individually and on behalf of the Registrant, against any director or officer in relation to any action or failure to take action by that director or officer, except in respect of any fraud or dishonesty of that director or officer.  The Registrant’s bye-laws also indemnify Registrant’s directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index on Page 5.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Havant, United Kingdom, on May 25, 2005.

Xyratex Ltd

/s/ STEVE BARBER
Steve Barber, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steve Barber and Richard Pearce, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ STEVE BARBER	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2005
Steve Barber

/s/ RICHARD PEARCE	Chief Financial Officer (Principal Financial Officer)	May 25, 2005
Richard Pearce

/s/ ANDREW MILLS	Financial Controller (Principal Accounting Officer)	May 25, 2005
Andrew Mills

/s/ ANDREW SUKAWATY	Chairman of the Board	May 25, 2005
Andrew Sukawaty

/s/ NIC HUMPHRIES	Director	May 25, 2005
Nic Humphries

/s/ JONATHAN BROOKS	Director	May 25, 2005
Jonathan Brooks

/s/ ERNEST SAMPIAS	Director	May 25, 2005
Ernest Sampias

/s/ STEVE SANGHI	Director	May 25, 2005
Steve Sanghi

INDEX TO EXHIBITS

EXHIBIT

4.1	Xyratex Ltd 2005 Employment Incentive Plan

5.1	Opinion of Conyers Dill & Pearman

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.2	Consent of PriceWaterhouseCoopers LLP

24.1	Power of Attorney of certain officers and directors (included on pages 3 and 4)